NEWS RELEASE

For Immediate Release

Nord Resources Reports Third-Quarter 2009 Results

  Production of copper continues to increase, up 28% from second quarter; company expects to achieve annual rate of 25 million pounds during the first quarter 2010
  Reports sales increase and positive operating and net income for third quarter
  Gross margin significantly improves with increased production and sales
  Recently completed $12 million private-placement equity strengthens balance sheet for future operations

TUCSON, AZ, November 16, 2009 – Nord Resources Corporation (TSX: NRD / OTC: NRDS), which is ramping up copper mining and processing operations at Johnson Camp Mine in Arizona, today announced its financial results for the three and nine months ended September 30, 2009. The condensed consolidated unaudited financial statements were prepared in accordance with U.S. generally accepted accounting principles and all currency amounts are in U.S. dollars.

“We have continued to make progress in ramping up our mining of new copper ore since we achieved commercial production on April 1 of this year,” said John Perry, President and Chief Executive Officer.

In the 2009 third quarter, Nord sold 2,645,093 pounds of copper, a 28 percent increase from the second quarter of the year, bringing the total to 5,551,908 pounds for the first nine months of the year. This total includes 280,728 pounds of copper produced during the testing and development phase which commenced upon the reactivation of the Johnson Camp Mine in January 2009 and continued throughout the second quarter, during which time mining and processing activities were undertaken at a modest level to test the company’s mining, conveying, stacking, leaching and SX-EW processing systems.

“Since the end of the third quarter, we have continued increasing our production and we expect to meet our target rate of 25 million pounds per year during the first quarter 2010. We plan to invest an additional $500,000 in the current quarter for further operational enhancements that we expect will result in increased production and efficiencies,” Mr. Perry said.

“In addition to achieving increased production and sales during the 2009 third quarter, we also recorded income from operations of $767,109, net income of $92,839, and, subsequent to the end of the quarter, on November 5, we succeeded in completing a $12 million equity financing which strengthens our balance sheet for future operations” he said.

Financial Highlights

Third-quarter 2009 net sales were $6,521,136 from the sale of 2,645,093 pounds of copper cathode, including a net loss of $496,006 from the settlement of copper hedges. This represented a 26 percent increase in net sales over the $5,179,552 for the 2009 second quarter. In the 2008 third quarter, Nord recorded net sales of $2,585,266 from the sale of 880,488 pounds of copper cathode produced from leaching old ore on the mine’s existing three pads.

Nine-month 2009 net sales amounted to $13,118,107 from the sale of 5,271,180 pounds of copper cathode, including net gains of $996,296 from the settlement of copper hedges. Additionally, revenues earned from the sale of 280,728 pounds of copper cathode produced prior to the commencement of commercial production on April 1, 2009, in the amount of $742,237 (including $271,897 from the settlement of copper hedges), were credited to development costs.

The company recorded net sales of $7,240,812 from the sale of 2,138,591 pounds of copper from February 1, 2008, when it began production from the leaching of the old ore on its pads, through September 30, 2008. Revenues earned from the sale of 58,723 pounds of copper produced prior to the commencement of commercial production, in the amount of $209,907, were credited to development costs.

Gross margins improved for the third quarter and first nine months of 2009 from the 2008 levels, as the result of increased sales volume from copper produced from newly mined ore (partially offset by a reduction in the net realized price of copper), compared with the prior-year periods when all sales were based on copper produced from the residual leaching operations. The gross margin for the 2009 third quarter (excluding depreciation, depletion, and amortization) was $1,943,017 or 30 percent, an improvement from the 2009 second quarter when it was $379,331 or 7 percent. For the first nine months of 2009, Nord’s gross margin was $2,814,685 or 21 percent, including recognition of ramp-up expenses amounting to $4,266,766. For the 2008 third quarter, the company’s gross margin was $(400,070) and for the first nine months of 2008, it amounted to $1,254,191 or 17 percent.

Costs applicable to sales represents the expenses incurred in mining and processing ore into salable copper cathodes. For the 2009 third quarter, the company’s costs applicable to sales were $4,578,119 (including $1,265,927 in ramp-up expenses), compared with $3,213,913 for the 2008 period.

For the first nine months of 2009, the costs applicable to sales amounted to $10,303,422 (including $4,266,766 in ramp-up expenses). Operating costs incurred in the development and testing phase of the ramp up of the Johnson Camp Mine, in the amount of $1,841,080 (net of pre-commercial revenue), were capitalized. In the first nine months of 2008, the company’s costs applicable to sales were $6,215,198 following the commencement of commercial production from residual leaching on February 1. Operating costs incurred from December 1, 2007 through January 31, 2008, in the amount of $572,118 (net of pre-commercial revenue), were capitalized.

General and administrative (G&A) expenses decreased to $633,750 for the 2009 third quarter, compared with $1,016,907 for the 2008 period. This decrease was primarily due to a reduction in professional fees. For the 2009 nine-month period, G&A expenses decreased to $2,081,682, compared with $3,049,452 for the first nine months of 2008. This reduction was primarily due to decreases in employee compensation, primarily as the result of reduced performance-incentive bonus accruals and a reduction in the amortization of stock options granted in prior periods, offset in part by higher payroll expense. Certain professional fees also were lower in the 2009 period.

Depreciation, depletion, and amortization expenses increased to $542,158 in the 2009 third quarter from $80,703 a year earlier, and were $1,043,834 for the first nine months of 2009, compared with $228,568 in the 2008 period. The increases were primarily due to placing in service approximately $41 million of property and equipment related to the reactivation.

Interest expense increased to $673,547 for the 2009 third quarter from $74,008 in the 2008 period. The increase was primarily due to the inclusion of interest of $456,612 accrued on the Nedbank credit facility since July 1, 2009, and the cash settlements of $107,893 resulting from the scheduled maturity of interest rate swap derivatives. Interest on the Nedbank credit facility in the amount of $199,121, accrued during the 2008 third quarter, was capitalized and included in the loan principal balance.

For the first nine months of 2009, interest expense amounted to $1,450,946, up from $345,586 in the 2008 nine-month period. The increase was primarily due to the inclusion of accrued interest in the amount of $941,568 on the Nedbank credit facility since April 1, 2009, and the cash settlement of $251,203 from the scheduled maturity of interest rate swap derivatives. The company incurred a non-cash interest expense in the first nine months of 2008 in the amount of $125,137 resulting from the company electing to extend the exercise period on 818,590 warrants held by Nedbank by six months. Interest on the Nedbank credit facility in the amount of $560,945 accrued during the 2008 nine-month period, and $357,660 accrued during the three month period ending March 31, 2009, were capitalized and included in the loan principal balance.

Miscellaneous income (expense) for the 2009 third quarter amounted to $(723), compared with $191,937 in the 2008 period. This decrease was due primarily to the reclassification of $84,681 of by-product income earned from the sale of decorative rock and aggregate from miscellaneous income to costs applicable to sales, and the reclassification of copper price-protection contracts representing approximately 242 metric tons of copper which were originally designated as cash-flow hedges to trading securities, in each case during the 2008 third quarter. The value of these contracts in the amount of $127,548 was reclassified from accumulated other comprehensive income to miscellaneous income.

For the first nine months of 2009, miscellaneous income increased to $1,359,754 from $424,633 in the 2008 period. This increase was due primarily to the reclassification to trading securities of copper price-protection contracts representing approximately 740 metric tons of copper which were originally designated as cash flow hedges. The value of these contracts in the amount of $1,367,595 was reclassified from accumulated other comprehensive income to miscellaneous income.

Nord recorded net income for the 2009 third quarter of $92,839 ($0.00 per basic and diluted share), compared with a net loss for the 2008 third quarter of $1,608,328 (a loss of $0.02 per basic and diluted share). The net loss for the first nine months of 2009 was $402,023 (a loss of $0.01 per basic and diluted share), compared with a net loss of $2,173,359 (a loss of $0.03 per basic and diluted share) for the 2008 nine-month period.

During the nine months ended September 30, 2009 the company invested $11,672,112 in capital expenditures related to the reactivation of the Johnson Camp Mine and $8,377,792 in copper in process inventory. These investments were primarily funded by cash on hand, increases in accounts payable and the sale of a 2.5 percent net smelter royalty on the mineral production sold from the existing mineral rights at Johnson Camp.

Subsequent to the end of the 2009 third quarter, on November 5, 2009, Nord completed a $12 million private placement of units that resulted in net proceeds to the company of $11.4 million. Each unit, priced at $0.30, consisted of one common share and one common share purchase warrant. Each warrant entitles the holder to purchase one additional common share of the company at a price of $0.38 per share until June 5, 2012. The warrants provide for adjustments in the event of stock dividends, subdivisions, consolidations, and other forms of capital reorganization. The net proceeds of the private placement are being used to pay accumulated payables, for capital investments to achieve further improvements to operations at the Johnson Camp Mine, and to fund ongoing working capital needs.

About Nord Resources

Nord Resources Corporation is a copper mining company whose primary asset is the Johnson Camp Mine, located approximately 65 miles east of Tucson, Arizona. Nord commenced mining new ore on February 1, 2009. Previously, since February 1, 2008, the company was commercially producing copper from residual leaching of the existing ore heaps. The company expects to reach full copper production at a rate of approximately 25 million pounds per annum during the first quarter 2010. For further information, including the Annual Shareholders Meeting presentation and pictures of the reactivation at Johnson Camp, please visit the company’s website at www.nordresources.com.

Forward-Looking Statements

This news release includes certain statements that may be deemed "forward-looking". All statements in this release, other than those of historical facts, may be considered forward-looking statements, including those concerning Nord's expectations regarding copper production targets at the Johnson Camp Mine (including its expectation that it will reach full copper production at a rate of approximately 25 million pounds per annum during the first quarter 2010) and statements concerning the potential of the Johnson Camp Mine.

Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, the market prices of copper and sulfuric acid, general economic, market, and business conditions, ability to reach full production rates, statements or information with respect to known or unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements or information. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. In addition, Nord's business and operations are subject to the risks set forth in Nord's most recent Form 10-K, Form 10-Q, and other SEC filings which are available through EDGAR at www.sec.gov, and in Nord's prospectus and other filings with the British Columbia and Ontario Securities Commissions, which are available through SEDAR at www.sedar.com. Nord assumes no obligation to update the forward-looking statements except as may be required by law.

For further information:
John Perry
President and Chief Executive Officer
Nord Resources Corporation
(520) 292-0266

www.nordresources.com

Investor and Media Relations
Richard Wertheim
Wertheim + Company Inc.
(416) 594-1600
or
(416) 518-8479 (cell)
or by email at wertheim@wertheim.ca

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2009 AND DECEMBER 31, 2008

	September 30,	December 31,
	2009	2008
	(Unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	$319,599	$4,465,245
Accounts receivable	454,678	320,493
Inventories	10,001,513	221,271
Current portion of derivative contracts	-	9,604,405
Prepaid expenses and other	84,058	360,901

Total Current Assets	10,859,848	14,972,315

Property and Equipment, at cost:
Property and equipment	46,625,478	4,657,929
Less accumulated depreciation, depletion and amortization	(3,452,600)	(1,614,405)
	43,172,878	3,043,524
Construction in progress	-	36,944,454
Net Property and Equipment	43,172,878	39,987,978

Other Assets:
Restricted cash and marketable securities	686,476	2,220,138
Derivative contracts, less current portion	-	9,549,697
Debt issuance costs, net of accumulated amortization	879,034	877,249
Total Other Assets	1,565,510	12,647,084

Total Assets	$55,598,236	$67,607,377

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2009 AND DECEMBER 31, 2008
(Continued)

	September 30,	December 31,
	2009	2008
	(Unaudited)
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$9,818,934	$9,694,716
Accrued expenses	2,079,405	887,438
Current portion of deferred revenue	310,396	-
Current maturities of long term debt	8,946,007	6,932,109
Current maturities of derivative contracts	3,558,581	299,717
Current maturities of capital lease obligation	15,808	7,995

Total Current Liabilities	24,729,131	17,821,975

Long Term Liabilities:
Derivative contracts, less current maturities	3,255,246	137,367
Long term debt, less current maturities	17,892,015	19,063,298
Capital lease obligation, less current maturities	31,292	45,015
Deferred revenue, less current portion	4,577,457	-
Accrued reclamation costs	151,710	144,256
Other	886,469	47,103

Total Long Term Liabilities	26,794,189	19,437,039

Total Liabilities	51,523,320	37,259,014

Commitments and contingencies

Stockholders’ Equity:
Common stock: $.01 par value, 200,000,000 shares authorized,
70,427,252 and 69,493,635 shares issued and outstanding as of
September 30, 2009 and December 31, 2008, respectively	704,273	694,936
Additional paid–in–capital	110,599,709	109,940,000
Accumulated deficit	(100,415,239)	(100,013,216)
Accumulated other comprehensive income (loss)	(6,813,827)	19,726,643

Total Stockholders’ Equity	4,074,916	30,348,363

Total Liabilities and Stockholders’ Equity	$55,598,236	$67,607,377

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008
(Unaudited)

	2009	2008
Net sales	$13,118,107	$7,240,812
Costs applicable to sales (exclusive of depreciation, depletion and amortization
shown separately below)	10,303,422	5,986,621
Write-down of copper inventory to net realizable value	-	228,577
General and administrative expenses (includes stock based compensation of
$318,528 and $455,382, respectively)	2,081,682	3,049,452
Depreciation, depletion and amortization	1,043,834	228,568
Loss from operations	(310,831)	(2,252,406)
Other income (expense):
Interest expense	(1,450,946)	(345,586)
Miscellaneous income (expense)	1,359,754	424,633
Total other income (expense)	(91,192)	79,047
Loss before income taxes	(402,023)	(2,173,359)
Provision for income taxes	-	-
Net loss	$(402,023)	$(2,173,359)
Net loss per basic and diluted share of common stock:
Weighted average number of basic and diluted common shares outstanding	70,211,630	67,422,684
Basic and diluted loss per share of common stock	$(0.01)	$(0.03)

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008
(Unaudited)

	2009	2008
Net sales	$6,521,136	$2,585,266
Costs applicable to sales (exclusive of depreciation, depletion and
amortization shown separately below)	4,578,119	2,985,336
Write-down of copper inventory to net realizable value	-	228,577
General and administrative expenses (includes stock based compensation of
$70,413 and $89,827, respectively)	633,750	1,016,907
Depreciation, depletion and amortization	542,158	80,703
Income (loss) from operations	767,109	(1,726,257)
Other income (expense):
Interest expense	(673,547)	(74,008)
Miscellaneous income (expense)	(723)	191,937
Total other income (expense)	(674,270)	117,929
Income (loss) before income taxes	92,839	(1,608,328)
Provision for income taxes	-	-
Net income (loss)	$92,839	$(1,608,328)
Net earnings (loss) per basic and diluted share of common stock:
Weighted average number of basic common shares outstanding	70,511,842	68,471,774
Basic earnings (loss) per share of common stock	$0.00	$(0.02)
Weighted average number of diluted common shares outstanding	71,761,210	68,471,774
Diluted earnings (loss) per share of common stock	$0.00	$(0.02)